UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                             (Amendment No.   )*


                           GUNDLE/SLT ENVIRONMENTAL, INC.
                               (Name of Issuer)


                                 COMMON STOCK
                        (Title of Class of Securities)


                                   402809107
                                (CUSIP Number)


Check the following box if a fee is being paid with this
statement [    ].  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the
Notes).



                               Page 1 of 5 pages

- --------------------------------------------
  CUSIP NO.  402809107              13G
PAGE 2 OF 5 PAGES
- --------------------------------------------

- ----------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GRACE & WHITE, INC.

      #13-2884675
- ----------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
(a) [_]

(b) [_]

- ----------------------------------------------------------
      SEC USE ONLY
 3


- ----------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      NEW YORK, U.S.A.
- ----------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                         239,200
      SHARES       -----------------------------------------
--------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             NONE
                   -----------------------------------------
------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,664,614
      PERSON       -----------------------------------------
------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          NONE
- ----------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
 9
      1,664,614
- ----------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
10

[_]

- ----------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.65%
- ----------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IA
- ----------------------------------------------------------

CUSIP NUMBER  402809107                     Page 3 Of 5
Pages

Item 1.
    (a) Name of Issuer:  GUNDLE/SLT ENVIRONMENTAL, INC.
        --------------


    (b) Address of Issuer's Principal Executive Offices:
        -----------------------------------------------
        19103 Gundle Road
        Houston, Texas 77073

Item 2.
    (a) Name of Person Filing:    Grace & White, Inc.
        ---------------------


    (b) Address of Principal Business Office:
        ------------------------------------
        Grace & White, Inc.
        515 Madison Ave. Suite 1700
        New York, New York 10022


    (c) Citizenship:       New York Corporation
        -----------

    (d) Title of Class of Securities:  Common Stock
        ----------------------------

    (e) CUSIP Number:  402809107
        ------------

Item 3. If this statement is filed pursuant to Rule 13d-
1(b),
        ----------------------------------------------------
-
        or 13d-2(b), check whether the person filing is a:
        ---------------------------------------------------




 (e) X  Investment adviser registered under Section 203 of
    --- the Investment Advisers Act of 1940.




Item 4. Ownership.
        ---------

    (a) Amount beneficially owned:
        --------------------------
        The shares of Common Stock beneficially owned by Grace & White, Inc. by this Schedule amount to 1,664,614 shares.

    (b) Percent of Class:
        -----------------
        12.65%

    (c) For information on voting and dispositive power with respect to the above listed shares, see Items 5-8 of the Cover Page.


Item 5. Ownership of Five Percent or Less of a Class.
        --------------------------------------------

      N/A


Item 6. Ownership of more than Five Percent on Behalf of
Another
        ----------------------------------------------------
        Person.
        -------

     N/A


Item 7. Identification and Classification of the Subsidiary
Which Acquired the
        ----------------------------------------------------
Security Being Reported on By the Parent Holding Company.
- ---------------------------------------------------------

        N/A.

Item 8. Identification and Classification of Members of the
Group.
        ----------------------------------------------------

        N/A

Item 9. Notice of Dissolution of Group.
        ------------------------------

        N/A.

Item 10.  Certification.
          -------------

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: February 8,1999

                           Grace & White, Inc.

                           By: GERALD I. WHITE
                               -----------------
                               Gerald I. White
                               President